DSS AmericaFirst Funds

AMENDMENT TO MANAGEMENT AGREEMENT

This amendment is made with effect November 1, 2024, to the Management Agreement originally dated the 27th day of September 2021 ("Agreement") by and between AmericaFirst Quantitative Funds (now known as DSS AmericaFirst Funds), a statutory trust organized and existing under the laws of the state of Delaware, and DSS Wealth Management, Inc. (now known as AmericaFirst Wealth Management, Inc.), a corporation organized and existing under the laws of the state of Texas.  Pursuant to Article X of the Agreement, the annual management fee as a percentage of average net assets of the DSS AmericaFirst Total Return Bond Fund (formerly known as the DSS AmericaFirst Defensive Growth Fund) is 0.50%.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this amendment to the Agreement with effect as of the date first above written.

DSS AMERICAFIRST FUNDS

By: /s/____________

Name: Jason Grady

Title: President

AMERICAFIRST WEALTH MANAGEMENT, INC.

By: /s/____________

Name:  Jason Grady

Title: CEO